UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)

September 4, 2015

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) Compensatory Arrangements of Certain Officers.

On September 4, 2015, the Stock Plan Subcommittee of The Estée Lauder Companies Inc. (the “Company”) granted Fabrizio Freda, President and Chief Executive Officer, a long-term equity award under the Company’s Amended and Restated 2002 Share Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Performance Share Unit Award Agreement (including the Notice of Grant) (collectively, the “Agreement”) attached hereto as Exhibit 10.1.

As noted below, the award is designed to not be delivered fully to Mr. Freda until the end of fiscal 2023 and reflects the desire to both retain Mr. Freda and further align his interests with those of our stockholders over that extended period of time.  The award has a target payout equal to 387,848 shares of Class A Common Stock over three tranches (or approximately 129,283 shares per tranche).  The aggregate grant date value of the three tranches is approximately $30.0 million, based on the closing price of our Class A Common Stock on the date of grant.

The award is divided into three tranches with service periods, performance periods and payment dates, if any, as follows:

	Service Period	Performance Period	Payment Date(1)
First Tranche	July 1, 2015 – June 30, 2018	July 1, 2015– June 30, 2018	June 30, 2021
Second Tranche	July 1, 2015 – June 30, 2019	July 1, 2016 – June 30, 2019	June 30, 2022
Third Tranche	July 1, 2015 – June 30, 2020	July 1, 2017 – June 30, 2020	June 30, 2023

(1)      Payment, if any, and the timing of payment are subject to achievement of performance goals and other conditions described below.

No portion of the award will generally vest unless the Company has achieved positive Net Earnings for the fiscal year ending through June 30, 2016.  For purposes of the award, “Net Earnings” has the meaning used by the Company in its consolidated financials in accordance with generally accepted accounting principles as in effect on July 1, 2015. If the Net Earnings goal is met, then performance and vesting of each tranche will be based on the Company achieving positive Cumulative Operating Income during the relevant Performance Period.  For purposes of this award, “Cumulative Operating Income” means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations, non-recurring operating income and expenses and the impact of unplanned acquisitions.

If Mr. Freda’s employment is terminated for cause prior to the delivery of the shares associated with any tranche, regardless of whether that tranche has been otherwise earned or vested, he will receive no shares. If Mr. Freda is (a) no longer employed by us for any reason, (b) payment of a tranche has not previously been made, and (c) it is determined that his behavior while he was employed would have constituted cause, then each tranche not previously paid will be forfeited, regardless of whether such tranche has been otherwise earned and vested.  In addition, payouts of the award after termination of Mr. Freda’s employment are subject to Mr. Freda not (x) competing with the Company the lesser of (i) the remaining term of his award or (ii) for a period of 24 months, consistent with his employment agreement, nor (y) conducting himself in a manner adversely affecting the Company.  If he voluntarily resigns or retires prior to the end of the Service Period any unearned, unvested tranches will be forfeited regardless of whether Mr. Freda is retirement eligible. If Mr. Freda’s employment is terminated without cause, then for each tranche that has not yet vested, he will earn and vest in the pro rata portion of such tranche that he would have earned had he remained in the employ of the Company for an additional year following the date of termination, subject to actual achievement of the performance goals for such tranche.  If he dies or becomes disabled, then for each tranche that has not yet vested, he will earn a pro rata portion of such tranche. The performance goals will be deemed to be met upon a Change in Control, but the award will only vest upon a “double trigger” event unless the award is not assumed in connection with the Change in Control, in which case it may be settled immediately.  Dividend equivalents will be paid out in cash in connection with shares that are earned.

The above summary of the material terms of the Agreement is qualified by reference to the text of the Agreement which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Performance Share Unit Agreement with Fabrizio Freda under The Estée Lauder Companies Inc. Amended and Restated 2002 Share Incentive Plan (including Notice of Grant)*

* Exhibit is a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES
INC.

Date: September 11, 2015	By:	/s/ Spencer G. Smul
Spencer G. Smul
Senior Vice President,
Deputy General Counsel and
Secretary

THE ESTEE LAUDER COMPANIES INC.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Performance Share Unit Agreement with Fabrizio Freda under The Estée Lauder Companies Inc. Amended and Restated 2002 Share Incentive Plan (including Notice of Grant).*

* Exhibit is a management contract or compensatory plan or arrangement.

5